Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Offering Statement on Form 1-A of our report dated March 15, 2019 relating to the financial statements of Hemp Naturals, Inc. as of and for the year ended November 30, 2018. We also consent to the reference to us under the heading "Experts" in such Offering Statement.

/s/ Prager Metis CPA’s LLC

Hackensack, New Jersey

April 26, 2019